Exhibit 99.1

Vida Announces the Listing of its Tokenized Equity (VIDAx) on Payward’s xStocks

AUSTIN, Texas, May 21, 2026 /PRNewswire/ — Vida Global, Inc. (NYSE American: VIDA, NYSE Texas: VIDA, “Vida” or “the Company”), an AI Agent Operating System for businesses, announced today the listing of its tokenized equity on xStocks, the industry-leading tokenized equities framework developed by Payward, broadening investor access across more than 110 countries worldwide.

This listing of the VIDAx tokenized asset follows Vida’s recent initial public offering on the NYSE American LLC and NYSE Texas, Inc., marking its entry into the U.S. public capital markets. The addition of Vida’s tokenized equity to Payward’s suite of xStocks represents a significant expansion enabling eligible non-U.S. investors to gain economic exposure to Vida shares through digital assets.

“We are committed to embracing capital markets innovation by making Vida accessible to investors everywhere,” said Lyle Pratt, Founder and CEO, Vida. “Our listing on the xStocks platform through Kraken opens a meaningful new channel to international investors who are increasingly engaging with U.S. equities through digital assets. We believe when combined with our NYSE American and NYSE Texas listings, Vida’s tokenized equity access presents a strong foundation for building a truly global investor base.”

xStocks has rapidly emerged as the largest provider of tokenized equities, with over $30 billion in combined transaction volume and more than 125,000 unique holders globally. The framework supports over 100 tokenized stocks and ETFs, and is built to be multi-chain and interoperable by design, enabling assets to move seamlessly across wallets, protocols, and trading venues. As a tokenized asset, VIDAx will integrate seamlessly across the xStocks ecosystem, unlocking use cases beyond simple exposure, and is available for trading on the Kraken platform today.

ABOUT VIDA

Vida is an AI agent operating system that enables businesses to build, deploy, manage, and monetize AI agents capable of running business operations and communications. The platform is model-agnostic, orchestrating across Vida’s proprietary technology and leading large language models and AI systems, including OpenClaw, to deliver intelligent, full-stack agents across industries. Vida serves direct enterprise customers and a global network of resellers, agencies, and partners. For more information, visit https://vida.io.

ABOUT PAYWARD

Payward, Inc. is a unified financial infrastructure platform that powers a family of products advancing an open, global financial system. Built on a single shared architecture, Payward enables customers to hold, trade, earn, pay, and invest across asset classes without friction or fragmentation.

At its core, Payward provides the infrastructure layer behind Kraken and a growing set of purpose-built products, including NinjaTrader, Breakout, xStocks, and CF Benchmarks.

Payward separates infrastructure from product expression. Each product surface is designed for a specific customer segment, regulatory regime, and use case, while operating on the same global foundation.

●	One global liquidity pool
●	One unified risk and margin engine
●	One collateral and settlement system
●	One compliance and licensing framework

This shared architecture allows Payward to scale efficiently, launch new products at low marginal cost, and serve diverse global markets while maintaining consistent risk management, regulatory integrity, and operational resilience.

For more information about Payward, please visit www.payward.com.

ABOUT XSTOCKS

xStocks is the industry benchmark for tokenized equities, bringing publicly listed U.S. stocks and ETFs onchain through fully collateralized, 1:1-backed tokens. Powered by Payward’s digital asset infrastructure, xStocks places traditional equities on blockchain infrastructure, expanding access to U.S. capital markets with extended availability, global reach, and seamless digital-native settlement.

Designed for interoperability, xStocks move seamlessly between centralized exchanges, self-custodied wallets, and onchain applications, unlocking new utility across trading, collateralization, and decentralized finance. Since launching in June 2025, xStocks is powering billions of dollars in transaction volume across multiple blockchain ecosystems and anchors a rapidly expanding global network shaping the future of tokenized markets.

For more information, visit https://xstocks.fi.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of Vida’s securities, nor shall there be any sale of Vida’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Tokenized equity, such as xStocks, are a novel instrument and there is limited legal, regulatory, judicial, operational and market precedent for their treatment. Holding tokenized equity, such as xStocks, may also introduce risks and uncertainties, which include, among others, the risk that tokenization may adversely impact liquidity, trading activity, or investor interest in Vida’s Class A common stock; risks related to the loss of private keys and wallet access; and risks related to the regulatory treatment of tokenized equity.

xStocks are issued by Backed Assets (JE) Limited (a Jersey private limited company) and offered to eligible Kraken customers via Payward Digital Solutions Ltd. (“PDSL”), a company licensed to conduct digital asset business by the Bermuda Monetary Authority. xStocks are not nor will be registered with any local securities regulators. PDSL (Kraken) does not provide investment advice and/or recommendations, and, no communication, through any Kraken App or website or otherwise, should be construed as such. Individual investors should make their own decisions or seek professional independent advice if they are unsure as to the suitability / appropriateness of any investment for their circumstances or needs, including potential tax treatment. Investing in xStocks involves an element of risk. The value of an investment may go down as well as up, and past performance is not a reliable indicator of future results. Not available in the U.S. or to U.S. persons. Geo restrictions apply. Read Kraken’s xStocks Risk Disclosure at kraken.com/legal/xstocks as well as the Base Prospectus and related Final Terms for xStocks at https://assets.backed.fi/legal documentation to learn more.

FORWARD-LOOKING STATEMENTS

All statements in this press release other than statements of historical fact could be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” or similar expressions. Such statements are subject to risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks and other factors include the risks described under the caption “Risk Factors” in Vida’s initial public offering prospectus filed with the Securities and Exchange Commission (“SEC”) on May 18, 2026 and in other reports Vida files from time to time with the SEC. Except as required by law, Vida undertakes no obligation, and does not intend, to update these forward-looking statements.

MEDIA CONTACT

ICR for Vida

vida@icrinc.com